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                                  EXHIBIT 4.01

       Shareholders' Agreement dated November 12, 1996 among Registrant,
                      Deming and the Deming Shareholders.


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                        CONFIDENTIAL TREATMENT REQUESTED
                    BY WORLDWIDE COMMUNICATIONS CORPORATION



                            SHAREHOLDERS' AGREEMENT

         This Shareholders' Agreement (this "Agreement") is made and entered into as of November 12, 1996 (the "Effective Date"), by and among Worldtalk Communications Corporation, a Delaware corporation ("Worldtalk"), Deming Software, Inc., a Washington corporation that is, or is to become, a wholly owned subsidiary of Worldtalk ("Deming"), and the individual shareholders of Deming listed on the signature page hereto (each a "Shareholder" and collectively the "Shareholders").

         A. Worldtalk and Deming have entered into an Agreement and Plan of Reorganization dated as of November 9, 1996 (the "Plan of Reorganization"), pursuant to which a wholly owned subsidiary of Worldtalk ("Newco") will merge with and into Deming in a reverse triangular merger (the "Merger"), with Deming to be the surviving corporation of the Merger, pursuant to the terms and conditions set forth in the Plan of Reorganization, the Agreement of Merger to be entered into by and between Deming and Newco pursuant to the Plan of Reorganization (the "Agreement of Merger") and the applicable provisions of the laws of the State of Washington. Upon the effectiveness of the Merger, all outstanding capital stock of Deming will be converted into shares of Worldtalk Common Stock or cash in the manner and on the basis set forth in the Plan of Reorganization and in the Agreement of Merger.

         B.      The Shareholders constitute all of the shareholders of Deming.

         C. One of the conditions precedent to the obligations of Worldtalk to consummate the Merger under the Plan of Reorganization is that each of the Shareholders shall have executed and entered into this Agreement with Worldtalk. The Shareholders are therefore entering into this Agreement as a material inducement to Worldtalk to issue the consideration to the Shareholders in the Merger, and to effectuate the Merger pursuant to the Plan of Reorganization.

         NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the promises made herein, Worldtalk, Deming and the Shareholders each hereby agrees as follows:

         1.      NON-COMPETITION COVENANTS

                 1.1 NON-COMPETITION. Each Shareholder hereby covenants and agrees with Worldtalk and Deming that, during the Non-Competition Period (as defined below), such Shareholder shall not, directly or indirectly, carry on any business that is, directly or indirectly, competitive with the business conducted by Worldtalk or any of its subsidiaries (including without limitation Deming), as conducted on or before the effective date of the Merger or following the effective date of the Merger to the date of termination of such Shareholder's employment with Worldtalk, in any state, territory or possession of the United States or any country in which Deming has conducted business, or in which Worldtalk conducts, or has conducted business to the date of termination of such Shareholder's employment with Worldtalk (including, without limitation, any county, state, territory, possession or country in which any
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customer of Deming or Worldtalk is located or in which Deming or Worldtalk has solicited business).

                 1.2 NON-COMPETITION PERIOD. For purposes of this Agreement, the "NON-COMPETITION PERIOD" shall be that period of time beginning on the effective date of the Merger and ending four (4) years after the effective date of the Merger; provided that if Worldtalk terminates the employment of any Shareholder, for any reason or no reason, with or without cause, the Non-Competition Period will survive with respect to such Shareholder until the earlier of two (2) years following the effective date of such termination or the expiration of four (4) years after the date of the Merger.

                 1.3      SCOPE OF NON-COMPETITION COVENANTS.

                          (a)     Carrying on a Business.  For purposes of this
Agreement, each of the following activities, without limitation, shall be deemed to constitute "carrying on any business": to engage in, work with, be employed by, consult for, provide service to, invest in, have an interest in, advise, lend money to, guarantee the debts or obligations of, contribute, sell or license intellectual property to, or permit one's name or any part thereof to be used in connection with, any enterprise or endeavor, either individually, in partnership or in conjunction with any person, firm, association, company or corporation, whether as principal, agent, shareholder, partner, director, officer, employee, consultant, or in any other manner whatsoever. Nothing contained in this Agreement shall prohibit Shareholder from being employed by or serving as a consultant to Worldtalk or Deming (or any wholly owned subsidiary of Worldtalk) or prohibit any Shareholder from acquiring or holding at any one time less than one percent (1%) of the outstanding securities of any publicly traded company.

                          (b)     Businesses of Deming and Worldtalk.  For
purposes of this Agreement, the business conducted by Deming shall be deemed to include, but not be limited, to the business of developing, marketing, distributing and/or supporting security software products and services. For purposes of this Agreement, the business conducted by Worldtalk shall be deemed to include, but not be limited to, the business of developing, marketing, distributing and/or supporting software products and services relating to application routing, electronic mail and groupware systems and Internet and intranet access control.

         2.      NON-SOLICITATION COVENANTS

                 2.1 NON-SOLICITATION OF CUSTOMERS. Each Shareholder hereby agrees with Worldtalk and Deming that, during the Non-Competition Period, such Shareholder will not, either for himself or for any other person or entity, directly or indirectly, solicit business from, or attempt to sell, license or provide the same or similar products or services as are now provided or proposed to be provided by Worldtalk or Deming to, any clients or customers or potential clients or customers of Worldtalk or Deming. Each Shareholder hereby acknowledges that the identities, addresses, and business needs of the clients and customers of Worldtalk and Deming are confidential and proprietary information and trade secrets of Worldtalk and Deming respectively, and that this Agreement confers on such Shareholder a duty not to disclose such information or use such information to the detriment of Worldtalk or Deming.

                 2.2 NON-SOLICITATION OF EMPLOYEES. Each Shareholder agrees with Worldtalk and Deming that, during the Non-Competition Period, such Shareholder will not, either for himself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee of Worldtalk or Deming to terminate his or her employment with Worldtalk or Deming, respectively.

         3. CONFIDENTIALITY. Each Shareholder agrees with Worldtalk and Deming not to disclose, communicate, use to the detriment of Worldtalk, or any affiliate of Worldtalk (including but not limited to Deming), or for the benefit of any other person, or misuse in any way, any confidential information or trade secrets of Worldtalk or any affiliate of Worldtalk (including but not limited to confidential information and trade secrets of Deming acquired by Worldtalk in the Merger), including, without limitation, personnel information, secret processes, software, know-how, customer or supplier lists, formulae, or other technical data. Each Shareholder acknowledges and agrees with Worldtalk and Deming that all such confidential information and trade secrets previously received or to be received by such Shareholder from Deming, Worldtalk or any affiliate of Worldtalk or Deming, was or will be received by such Shareholder in confidence and as a fiduciary. Nothing in this Section 3 will affect the rights of any Shareholder to disclose, communicate or use any information that is or becomes part of the public domain or is received by such Shareholder from a third party without breach of nondisclosure obligation to the other party.

         4.      COVENANT NOT TO SELL.

                 4.1 AGREEMENT NOT TO TRANSFER OR ENCUMBER. Each Shareholder hereby covenants and agrees not to pledge, sell, assign, transfer, or otherwise encumber, including without limitation by operation of law, any shares of Worldtalk Common Stock or any beneficial interest therein received by him in or through the Merger (the "Merger Shares") for a period of 4 years after the Closing (as defined in the Plan of Reorganization), subject to the remaining terms and conditions of this Section 4. Notwithstanding anything to the contrary in this Section 4, the following transfers of Merger Shares will be exempt from the foregoing agreement and covenant under this Section 4.1 (the "No- Sale Covenant"): (a) the transfer of any or all of the Merger Shares during a Shareholder's lifetime by gift or on such Shareholder's death by will or intestacy to such Shareholder's "immediate family" (as defined below) or to a trust for the benefit of such Shareholder or such Shareholder's immediate family, provided that each transferee or other recipient agrees in a writing satisfactory to Worldtalk that the provisions of this Section will continue to apply to the transferred Merger Shares in the hands of such transferee or other recipient; and (b) any transfer of Merger Shares made pursuant to a statutory merger or statutory consolidation of Worldtalk with or into another corporation or corporations (except that this No-Sale Covenant will continue to apply thereafter to such Merger Shares, in which case the surviving corporation of such merger or consolidation shall succeed to the rights of Worldtalk under this Section). As used herein, the term "immediate family" will mean a Shareholder's spouse, the parent, grandparent, child, brother or sister, adopted child or grandchild of the Shareholder or the Shareholder's spouse, or the spouse of any child, adopted child, grandchild or adopted grandchild of the Shareholder or the Shareholder's spouse.





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                 4.2      RELEASE FROM NO-SALE COVENANT.

                          (a)     First Year Milestones.  [**       ]

                          (b)     Time-Based Release.  [**  ]

                          (c)     Additional Milestones.  [**       ]

                          (d)     Examples.  [**            ]

         5.      SHAREHOLDER REPRESENTATIONS.

                 5.1 TAX FREE REORGANIZATION. Each Shareholder understands and agrees that it is intended that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that such treatment requires that a sufficient number of former Shareholders of Deming maintain a meaningful continuing equity ownership interest in Worldtalk after the Merger. Each Shareholder understands that the treatment of the Merger as a "reorganization" for federal income tax purposes is dependent upon the accuracy of the representations, warranties and covenants set forth herein, and that such representations, warranties and covenants will be relied upon by Worldtalk and Deming and their respective counsel and accounting firms and by the Shareholders. Each Shareholder will rely on such Shareholder's own tax advisers as to the tax attributes of the Merger to such Shareholder and understands that neither Worldtalk, nor Worldtalk's counsel, Deming or Deming's counsel has guaranteed nor will guarantee to such Shareholder that the Merger will be a tax-free reorganization. Each Shareholder understands that counsel to Worldtalk and counsel to Deming have not acted as counsel for such Shareholder with respect to any matter related to the Merger, and that such Shareholder has not relied on Worldtalk or its counsel, or Deming or its counsel, with respect to any legal matter related to the Merger or its tax consequences, including, without limitation, any U.S. federal income tax consequences.

                 5.2 SHAREHOLDER REPRESENTATIONS. Each Shareholder represents, warrants and covenants that such Shareholder does not now have, and as of the Effective Time of the Merger will not have, any present plan or intention ("Plan of Transfer") to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition (a "Sale") of more than 25% of the shares of Worldtalk Common Stock that such Shareholder may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor or upon conversion thereof ("Derivative Securities"). Each Shareholder is not aware of, nor is such Shareholder participating in, any Plan of Transfer to engage in a Sales of shares of Worldtalk Common Stock to be issued in the Merger (including Derivative Securities) such that the aggregate fair market value, as of the Effective Time of the Merger (as defined in the Plan of Reorganization), of the shares subject to such Sales would exceed 25% of the aggregate fair market value of all shares of outstanding Deming Common Stock immediately prior to the Merger. For purposes of this representation, shares of Deming Common Stock (or the portion thereof) (a) with respect to which a Shareholder receives consideration in the Merger other than Worldtalk Common Stock (including, without limitation, any Cash Payment received in the Merger pursuant to Section





__________________________________

**  Confidential treatment has been requested for this portion.

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1.1.1 of the Plan of Reorganization and cash received in lieu of fractional shares) and/or (b) with respect to which a Sale occurs during the period beginning with the commencement of negotiations (whether formal or informal) between Deming and Worldtalk regarding the Merger and ending on the Effective Time of the Merger, shall be considered shares of outstanding Deming Common Stock exchanged for Worldtalk Common Stock received in the Merger and then disposed of pursuant to a Plan of Transfer.

         6.      S-3 REGISTRATION RIGHTS.

                 6.1      DEFINITIONS.  For purposes of this Section 6:

                          (a)     Registration.  The terms "register,"
"registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement.

                          (b)     Registrable Securities.  The term
"Registrable Securities" means: (1) such portion of the Merger Shares that have been released from the No-Sale Covenant under Section 4.2 above with respect to the first year following the Closing within one year following the Closing of the Merger; provided that only Merger Shares that were issued in the Merger to Shareholders who are employees of Worldtalk on the date the Form S-3 is declared effective (including Merger Shares held by such Shareholders or a permitted Holder) will be deemed Registrable Securities and (2) any shares of Worldtalk Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such Merger Shares described in clause (1) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 6 are not assigned in accordance with this Agreement or sold pursuant to Rule 144 promulgated under the Securities Act.

                          (c)     Holder.  For purposes of this Section 6 the
term "Holder" means any Shareholder owning of record Registrable Securities that have not been sold pursuant to Rule 144 promulgated under the Securities Act or any assignee of record of such Registrable Securities to whom rights under this Section 6 have been duly assigned in accordance with this Agreement.

                          (d)     Form S-3.  The term "Form S-3" means such
form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by Worldtalk with the SEC.

                          (e)     SEC.  The term "SEC" means the U.S.
Securities and Exchange Commission.

                          (f)     Securities Act.  The term "Securities Act"
means the Securities Act of 1933, as amended.

                 6.2 FORM S-3 REGISTRATION. If all of the First Year Milestones have been achieved within the first year following the Closing of the Merger and Worldtalk receives from a





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Holder or Holders holding at least fifty percent (50%) of all Registrable
Securities a written request that Worldtalk effect a registration on Form S-3 and any related qualification or compliance with respect to the Registrable Securities owned by such Holders, which request is received by Worldtalk on or before October 1, 1997, then Worldtalk will:

                          (a)     Notice.  Promptly give written notice of the
proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                          (b)     Registration.  Effect such registration and
all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all of the Registrable Securities within the periods described in Section 6.3 below; provided, however, that Worldtalk shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 6.2:

                                  (1)      if Form S-3 is not available for
such offering by the Holders as a result of acts or omissions of one or more of the Holders;

                                  (2)      if Worldtalk shall furnish to the
Holders a certificate signed by the President or Chief Executive Officer of Worldtalk stating that in the good faith judgment of the Board of Directors of Worldtalk, it would be inadvisable from a liability standpoint for such Form S-3 Registration to be effected at such time, in which event Worldtalk shall have the right to defer the filing of the Form S-3 registration statement not more than 180 days after receipt of the request of the Holder or Holders under this Section 6.2;

                                  (3)      in any particular jurisdiction in
which Worldtalk would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

                                  (4)      if all of the First Year Milestones
have not been achieved in full for any reason; or

                                  (5)      with respect to any Merger Shares
issued in the Merger to a Shareholder who is not an employee of Worldtalk on the date the Form S-3 is declared effective (whether such Merger Shares are held by such Shareholders or any other Holder); or the number of Registrable Securities is less than 10% of the total number of Merger Shares.

                          (c)     Expenses.  Subject to the foregoing,
Worldtalk shall file a Form S-3 registration statement covering the Registrable Securities to be registered pursuant to this Section 6.2 as soon as practicable after receipt of the request or requests of the Holders for such registration. Worldtalk shall pay all expenses incurred in connection with the registration requested pursuant to this Section 6.2, (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for Worldtalk.

                 6.3 OBLIGATIONS OF WORLDTALK. If Worldtalk is required to effect the registration of any Registrable Securities under this Agreement, Worldtalk shall:





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                          (a)     Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and, subject to the SEC's review requirements, use its best efforts to cause such registration statement to become effective on or before November 1, 1997 (or such later date as may be determined under Section 6.2(b)(2)), and keep such registration statement effective for ninety (90) days (the "Registration Period"); provided that Worldtalk may terminate the registration statement during any period in which Worldtalk's insider trading window ("Window"), as described in its Insider Trading Policy dated April 26, 1996, as may be amended, is closed, and Worldtalk will, as necessary to maintain an effective registration statement under this Section 6.3 during the portions of the Registration Period in which the Window is open, refile the registration statement with respect to such Registrable Securities that have not yet been sold pursuant to a prior registration statement filed under this Section 6.3 and use its best efforts to cause such registration statement to become effective no later than the opening of the Window and keep such registration statement effective for the duration of the Registration Period.

                          (b)     Prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                          (c)     Furnish to the Holders such number of copies
of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                          (d)     Use its best efforts to register and qualify
the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Worldtalk shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                 6.4 FURNISH INFORMATION. It shall be a condition precedent to the obligations of Worldtalk to take any action pursuant to Sections 6.2 that the selling Holders shall furnish to Worldtalk such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

                 6.5 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

                 6.6 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 6.2:

                          (a)     By Worldtalk.  To the extent permitted by
law, Worldtalk will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities





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Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                                  (1)      any untrue statement or alleged
untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                                  (2)      the omission or alleged omission to
state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                                  (3)      any violation or alleged violation
by Worldtalk of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and Worldtalk will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 6.6 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Worldtalk (which consent shall not be unreasonably withheld), nor shall Worldtalk be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                          (b)     By Selling Holders.  To the extent permitted
by law, each selling Holder will indemnify and hold harmless Worldtalk, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Worldtalk within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which Worldtalk or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by Worldtalk or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 6.6(b) shall not apply to amounts paid in settlement of





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any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 6.6(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                          (c)     Notice.  Promptly after receipt by an
indemnified party under this Section 6.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.6.

                          (d)     Defect Eliminated in Final Prospectus.  The
foregoing indemnity agreements of Worldtalk and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                          (e)     Contribution.  In order to provide for just
and equitable contribution to joint liability under the Securities Act in any case in which either (1) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 6.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6.6 provides for indemnification in such case, or (2) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 6.6; then, and in each such case, Worldtalk and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and Worldtalk and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                          (f)     Survival.  The obligations of Worldtalk and
Holders under this Section 6.6 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

                 6.7 NO OTHER REGISTRATION RIGHTS. By approving this Agreement, each Shareholder accepts the rights granted in this Section 6 in lieu of, and hereby waives, any other registration rights such Shareholder may have under any agreements with Deming, other than the registration rights granted under the Second Amendment to the Third Amended and Restated Registration Rights Agreement dated as of November 8, 1996 between Worldtalk and certain of its stockholders (the "Second Amendment").

         7. SEVERABILITY. The scope and effect of the covenants contained in this Agreement shall be as broad in time (but not, as regards the covenants contained in Sections 1 and 2 of this Agreement, beyond the Non-Competition Period), geography and in all other respects as is permitted by applicable law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration, then such term or provision shall be modified so as to be enforceable (rather than voided), in accordance with the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible. The parties intend that the non-competition and non-solicitation provisions of this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

         8. REMEDIES. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Worldtalk and Deming and are considered by each Shareholder to be reasonable for such purpose. Each Shareholder acknowledges and agrees with Worldtalk and Deming that damages would not adequately compensate Worldtalk or Deming if such Shareholder were to breach any of covenants of such Shareholder contained in this Agreement. Consequently, each Shareholder agrees that in the event of any such breach, Worldtalk and Deming shall be entitled, in addition to any other remedies, to enforce this Agreement by means of an injunction or other equitable relief.

         9.      ASSIGNMENT.

                 9.1 ASSIGNMENT. Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 6 hereof may be assigned only to a party to whom a Shareholder may transfer Merger Shares pursuant to Section 4.1; provided, however that no party may be assigned any of the foregoing rights unless Worldtalk is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of Worldtalk as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 9. Except as set forth in this Section 9.1, no Shareholder may assign or transfer its rights or obligations under this Agreement. Subject to the foregoing, this Agreement and the obligations and rights hereunder will be binding upon and will inure to the benefit of the parties' successors, representatives, heir and permitted assigns.

                 9.2 AMENDMENT AND WAIVER OF REGISTRATION RIGHTS. Any provision of Section 6 of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Worldtalk, Deming and Shareholders (and/or any of their permitted successors or assigns) holding Merger Shares representing a majority of all the shares of Merger Stock then held by all such Shareholders (and any of their permitted successors or assigns). Any amendment or waiver effected in accordance with this Section 9.2 shall be binding upon each Shareholder, each Holder, each permitted successor or assignee of such Shareholder or Holder and Worldtalk.

                 9.3      OTHER AMENDMENTS AND WAIVERS.  Except as set forth in
Section 9.2. any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         10.     GENERAL PROVISIONS.

                 10.1 GOVERNING LAW. The internal laws of the State of Washington (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

                 10.2 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected thereon as signatories.

                 11.3 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                 11.4 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by certified mail, postage prepaid, return receipt requested, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

               If to Worldtalk or Deming:
                          Worldtalk Communications Corporation
                          5155 Old Ironsides Drive
                          Santa Clara, California  95054
                          Attention:  President

               with copy to:
                          Fenwick & West LLP
                          Two Palo Alto Square, Suite 800
                          Palo Alto, California 94306
                          Attention Gail E. Suniga, Esq.

               If to a Shareholder:
                          At the address set forth opposite such Shareholder's
name on Attachment 2

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.4.

                 11.5 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

                 11.6 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                 11.7 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.

               11.8 ENTIRE AGREEMENT. This Agreement, the Attachments hereto and the Second Amendment constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each Shareholder, Worldtalk and Deming have executed this Agreement as of the date set forth in the first paragraph of this Agreement.


WORLDTALK COMMUNICATIONS                SHAREHOLDERS
CORPORATION


By:  /s/ Mark A. Jung                   /s/ Ronald J. Craswell
    -------------------------------     -------------------------------------
                                        RONALD J. CRASWELL
Name:   Mark A. Jung
      -----------------------------
                                        /s/ Robert D. Dickinson, III
                                        -------------------------------------
Title:  President                       ROBERT D. DICKINSON, III
        and Chief Executive Officer
       ----------------------------
                                        /s/ David S. Pratt, Jr.
                                        -------------------------------------
                                        DAVID S. PRATT, JR.
DEMING SOFTWARE, INC.
                                        /s/ Blake C. Ramsdell
                                        -------------------------------------
                                        BLAKE C. RAMSDELL
By:  Mark A. Jung
    -------------------------------
Name:  Mark A. Jung
      -----------------------------
Title:  President
       ----------------------------


Attachments
-----------

Attachment 1:    Milestones for First Year
Attachment 2:    Names and Addresses of Shareholders





                  [SIGNATURE PAGE FOR SHAREHOLDERS' AGREEMENT]

                   Worldtalk/Deming Milestones - Attachment 1
                                   (11/7/96)


The milestones for year 1 are as follows:

[**              ]



**  Confidential treatment has been requested for this portion.

                                  ATTACHMENT 2



                               SHAREHOLDER NAMES
                                 AND ADDRESSES


                               Ronald J. Craswell
                              20939 NE 78th Street
                               Redmond, VA  98053

                            Robert D. Dickinson, III
                              23621 NE 45th Place
                               Redmond, WA  98053

                              David S. Pratt, Jr.
                              2348 N. 50th Street
                               Seattle, WA  98103

                               Blake C. Ramsdell
                                 P.O. Box 2818
                              Kirkland, WA  98083